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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                       AMERICAN INDUSTRIAL PROPERTIES REIT
             (Exact name of Registrant as specified in its Charter)


           Texas                        001-09016                756335572
(State or other jurisdiction           (Commission             (IRS Employer
     of incorporation)                 File Number)          Identification No.)


                 3300 Enterprise Parkway, Beachwood, Ohio 44122
              (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (216) 755-5500


         Common Shares of Beneficial Interest, $.10 par value per share
            (Title of each class of securities covered by this Form)

                                      None
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)   [x]              Rule 12h-3(b)(1)(i)   [ ]
     Rule 12g-4(a)(1)(ii)  [ ]              Rule 12h-3(b)(1)(ii)  [ ]
     Rule 12g-4(a)(2)(i)   [ ]              Rule 12h-3(b)(2)(i)   [ ]
     Rule 12g-4(a)(2)(ii)  [ ]              Rule 12h-3(b)(2)(ii)  [ ]
                                            Rule 15d-6            [ ]

     Approximate number of holders of record as of the certification or notice date: 2

     Pursuant to the requirements of the Securities Exchange Act of 1934, American Industrial Properties REIT has caused this certification/notice to be signed on it behalf by a duly authorized person.


                                         AMERICAN INDUSTRIAL PROPERTIES REIT


Date: May 14, 2001                       By: /s/  Joan U. Allgood
                                             -----------------------------------
                                             Joan U. Allgood
                                             Secretary